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Exhibit 99.2

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt Investor Relations 303-220-0100 deisenbrandt@ciber.com	Jenn Wing Media Relations 303-220-0100 jwing@ciber.com

CIBER ANNOUNCES CLOSING NOVASOFT AG SHARES PURCHASE
Acquires 67% of Net Shares Outstanding, Will Tender for the Balance

        GREENWOOD VILLAGE, Colo.—September 10, 2004—CIBER, Inc. (NYSE: CBR) today announced the closing of its purchase for 67 percent of the net outstanding shares of Novasoft AG (FSE: NOVG.DE) effective September 10, 2004.

        "We are pleased to get this major step completed. The comments we have heard about Novasoft, both from inside and outside of SAP, their primary software partner, have been very favorable. Further, communication between our employee groups has already started and has been positive as well," said Terje Laugerud, President CIBER Europe. "We will now begin the German process for an authorized tender for the balance of Novasoft's shares, which we hope to accomplish in mid-October."

        "We have found CIBER to be very efficient and honorable in the process of partnering Novasoft with a larger, international player. We now look forward to growing our business together," said Georg Konrad, Co-Chief Executive Officer of Novasoft.

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from over 60 U.S. offices, 18 European offices and three offices in Asia. With offices in 14 countries, annualized revenue run rate of approximately $925 million and approximately 8,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc. Copyright© 2004. All rights reserved.

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CIBER ANNOUNCES CLOSING NOVASOFT AG SHARES PURCHASE Acquires 67% of Net Shares Outstanding, Will Tender for the Balance